Exhibit 99.1
News Release
First Midwest Bancorp, Inc.			First Midwest Bancorp, Inc. One Pierce Place, Suite 1500 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE		CONTACT:	James M. Roolf (Media)
SVP, Corporate Relations Officer
(630) 875-7533

Paul F. Clemens (Investors)
EVP, Chief Financial Officer
(630) 875-7347

TRADED:	NASDAQ Global Select Market		www.firstmidwest.com
SYMBOL:	FMBI
FIRST MIDWEST BANK ACQUIRES WAUKEGAN SAVINGS BANK

ITASCA, IL, AUGUST 3, 2012 – (NASDAQ NGS: FMBI) First Midwest Bank today announced that it acquired the deposits and loans of Waukegan Savings Bank, Waukegan, Illinois at the close of business today in a transaction facilitated by the Federal Deposit Insurance Corporation (“FDIC”).  First Midwest Bank is a wholly owned subsidiary of First Midwest Bancorp, Inc. (“First Midwest” or the “Company”).

“I want to welcome all Waukegan Savings Bank customers to First Midwest Bank and assure them that their deposits and business affairs are in strong and trusted hands,” said Michael L. Scudder, President and Chief Executive Officer of First Midwest. “First Midwest is the community bank of choice for more than one quarter million families and twenty five thousand businesses in the greater Chicagoland area through our network of nearly 100 branches. With our complementary branch locations, business lines, and community banking values, Waukegan Savings Bank and First Midwest are a great match. We look forward to working side-by-side with our new colleagues to add to their already high level of personal service and commitment to the communities they serve.”

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The former Waukegan Savings Bank branches located at 1324 Golf Road, Waukegan, Illinois, 60087 and 1075 N. Green Bay Road, Waukegan, Illinois, 60085, will re-open on Saturday, August 4, 2012, under the First Midwest Bank name with normal branch hours.  Waukegan Savings Bank customers can continue to access their accounts as usual through ATMs, checks and debit cards.  The entire network of First Midwest Bank branches will be available to Waukegan Savings Bank customers following the necessary conversion of bank operating systems that is planned to occur before the end of the year.

Customers who have questions about the transaction can call the FDIC Call Center toll-free at 800-823-3215. The phone number is operational this evening until 9:00 p.m. Central Time; and on Saturday from 9:00 a.m. to 6:00 p.m. Central Time; on Sunday from noon to 6:00 p.m. Central Time and, thereafter, from 8:00 a.m. to 8:00 p.m. Central Time.  Information is also available from the FDIC’s website at www.fdic.gov.

First Midwest Bank was selected to complete this transaction through a competitive bidding process.  Waukegan Savings Bank had approximately $74 million in deposits at June 30, 2012.  First Midwest Bank purchased approximately $63 million in loans.

About the Company
First Midwest Bank, the wholly owned subsidiary of Itasca-based First Midwest Bancorp, Inc. is the premier relationship-based banking franchise in the dynamic Chicagoland banking market with approximately $8 billion in assets. As one of the Chicago metropolitan area’s largest independent bank holding companies, First Midwest provides the full range of business, retail banking and wealth management services through some 100 offices located in communities in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest has been recognized by the Chicago Tribune for two straight years as one of the top 20 best places to work in Chicago among large employers.  Additionally, Forbes has recognized First Midwest as one of America’s Most Trustworthy Companies for 2012.

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